Exhibit 99.1

February 14, 2017

Dear Fellow Shareholders:

Our strategy to transform our business into a provider of purchase intent data continues to make excellent progress, despite a very challenging IT environment. IT Deal AlertTM revenues were up 52% in Q4 2016 to $8.9 million. We finished 2016 with over $31 million in IT Deal Alert revenues, up 36% for the year.

The lynchpin of our strategy is our Priority EngineTM and Deal DataTM offerings. Revenue from these combined product lines more than tripled in Q4 2016 compared to Q4 2015 and overall 2016 versus 2015. We had 48 new customers for Priority Engine and Deal Data in the quarter. Very importantly, revenue in the quarter derived from long term contracts represented 15% of online revenue, which is an important part of our overall growth strategy. We believe that we can drive that number to at least 20% in 2017 and at least 25% in 2018.

We just released an updated version of Priority Engine that incorporates improvements based on customer feedback, primarily around ease-of-use and seamless integration with Marketo, Inc.’s marketing automation solution. We will be rolling out seamless integration with other leading marketing automation systems in the near future.

Our overall IT Deal Alert spenders count increased to over 400 in Q4. It is clear to us that integration of our core offerings with our IT Deal Alert products, preferably sold annually, is the right strategy. Selling “Integrated and Annual” programs was the theme of our yearly sales kick-off meeting, hosted by our marketing team in January. On the marketing front, we have brought in a new team to help migrate our positioning from the leader in IT demand generation to the leader in purchase intent data. If you have visited our website (www.techtarget.com) recently, you will have noticed that we have redesigned the site, updated our positioning and introduced a lot of new supporting content.

Q4 2016 Results (Unaudited; $’s in 000’s)

	Three months ended December 31			Years ended December 31
	2016	2015	Change	2016	2015	Change
Core Online
North America Core Online	$9,614	$13,379	-28%	$43,296	$51,754	-16%
International Core Online	7,046	8,476	-17%	27,127	30,648	-11%

Total Core Online	16,660	21,855	-24%	70,423	82,402	-15%

IT Deal Alert
North America IT Deal Alert	7,114	4,998	42%	25,743	19,395	33%
International IT Deal Alert	1,811	871	108%	5,661	3,777	50%

Total IT Deal Alert	8,925	5,869	52%	31,404	23,172	36%

Overall Online
North America Online	16,728	18,377	-9%	69,039	71,149	-3%
International Online	8,857	9,347	-5%	32,788	34,425	-5%

Total Overall Online	25,585	27,724	-8%	101,827	105,574	-4%

Events	1,085	1,680	-35%	4,798	6,252	-23%

Total Revenues	$26,670	$29,404	-9%	$106,625	$111,826	-5%

Adjusted EBITDA*	$4,670	$7,558	-38%	$18,536	$24,499	-24%

*	Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to a GAAP measure later in this Letter to Shareholders.

Gross Margins

Total gross profit margin for Q4 2016 and Q4 2015 was 71% and 73%, respectively. Total gross profit margin was 72% for the full year 2016, compared to 73% for 2015. Online gross profit margin was 72% in Q4 2016, compared to 75% for Q4 2015. Online gross profit margin was 73% for the year 2016, compared with 74% for 2015. Events gross profit margin was 43% for Q4 2016, compared to 46% for Q4 2015. Events gross profit margin was 44% for the year 2016, compared with 53% for 2015.

Events Update

As part of this transition to becoming the leading provider of purchase intent data, we have made the decision to phase out our face-to-face events offering. When we went public in 2007, events represented 25% of our revenue. In 2016, events represented less than 5% of our revenue. Over the years, secular trends have created headwinds. Technology vendors have shifted their budgets away from events towards more efficient online marketing vehicles and it has become more difficult to motivate attendees to abandon the convenience of the web to travel to events. With the secular trends continuing, we concluded that the opportunity costs outweighed the benefits. We believe we will see gains from the increased focus this will provide.

Large Account Update

We continued to see weakness from our largest global customers with their Q4 2016 revenue down approximately 18% year over year. The majority of that decline is coming from our four large global accounts that continue to work through major corporate transactions. In Q4 2016, these accounts were down nearly $2 million, representing approximately a 50% year over year decline. This situation is beyond our control and the visibility is limited, but our experience has been that after the integration is completed, marketing budgets recover. We don’t expect the situation with these four accounts, in the aggregate, to improve until at least the second half of 2017.

Core Online Update

Our core online revenue was down 24% in the fourth quarter, which was disproportionately driven by our largest spenders. We have looked extensively at the dynamics between our IT Deal Alert and core online offerings and have evaluated whether our growth in IT Deal Alert customers is taking away from our core online revenues from those same accounts. The data indicates that it is not.

While it is certainly the case that our sales team is leading with IT Deal Alert, and emphasizing the benefits of integration across both IT Deal Alert and core online offerings, if customers do not buy integrated solutions, and instead buy standalone offerings, it is increasingly the case that their purchase may be an IT Deal Alert offering. Our analysis of customer trends, however, indicates that this dynamic is not the major contributor to overall declines in core online.

For the largest global accounts referenced above, the declines in their core online spending are greater than their increases in IT Deal Alert spending. These spending decisions, however, are disconnected. Outside of the large global accounts, we are seeing some very interesting dynamics. Non-global accounts that spent on IT Deal Alert in 2016 grew their core inline spend by 10% on a year over year basis. Therefore, the majority of core online decline outside of global accounts is associated with the accounts that are not yet established IT Deal Alert customers. The takeaway is that IT Deal Alert provides us with the best foundation to grow core online revenue.

International Update

International IT Deal Alert revenue more than doubled in the quarter versus last year and grew 50% in 2016 versus 2015. We are seeing good traction with the introduction of Priority Engine in Europe and we just recently introduced the product in Asia. Our international business continues to face headwinds due to currency, business uncertainty and reliance on global accounts.

Traffic Update

The traffic story continues to be positive. Unpaid traffic represented 95% of overall traffic in the quarter. Traffic from organic search was up 14% in 2016 versus 2015 and up 8% in Q4 2016 compared to Q4 2015.

Stock Repurchase Plan

We continue to believe in our strategy of using excess cash flow to repurchase our stock and reduce the share count. In the quarter we purchased 441,642 shares at an average price of $8.42 for approximately $3.7 million. We have approximately $12 million available under the $20 million repurchase program that we announced in June of 2016.

Balance Sheet

The Company’s balance sheet continued to remain very strong. In December 2016, we elected to make a $10 million payment towards our term loan due to fewer shares being acquired through the 2016 self-tender, and to provide headroom with the term loan covenants. As of December 31, 2016, we had $37.3 million in cash and investments and $38.4 million of outstanding term loan debt.

Foreign Exchange Update

Foreign exchange adversely affected revenue growth by 70 basis points in the quarter. The strong dollar continued to create revenue headwinds for large US-based technology vendors, which affects their marketing expenditures.

2017 and Q1 Guidance

For Q1 2017, we expect revenues between $22.5 million and $23.5 million. We expect adjusted EBITDA between $1 million and $2 million.

For 2017, we expect we can grow online revenue by approximately 10%. We are forecasting that we will be able to grow IT Deal Alert by at least 40% in 2017. We are expecting that core revenue will remain challenged in the first half of the year, while improving in the second half, resulting in a single digit decline in 2017. Overall, we are forecasting revenue growth that will translate into an expected adjusted EBITDA growth of at least 20%, which we expect to translate into net income on a GAAP basis of between 20% and 30% of adjusted EBITDA.

Summary

We are very excited about the momentum we have with IT Deal Alert as we enter 2017. We continue to view the long term opportunity as enormous and we are taking full advantage of the challenging IT environment to gain market share that we believe will pay off in the long run. We are confident that our customers will continue their quest to become data-driven sales and marketing organizations and will rely on our data to help them accomplish this goal. We know that the corporate transactions that have been adversely affecting us will eventually come to a close as those operations are fully integrated and our experience has been that business will bounce back. We are hopeful that some of the business-minded proposals being considered in Washington will spur companies to increase IT spending, which in turn will cause IT marketing budgets to grow. In the meantime, we will continue our stock repurchase program, which we believe will reward all long term shareholders.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2017 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (February 14, 2017). Supplemental financial information and this Letter to Shareholders will be posted to the Investor Information section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Information section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-855-669-9657 (Canadian callers) or 1-412-902-4191 (International callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 14, 2017 one (1) hour after the conference call through March 14, 2017 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10094882. Canadian callers should dial 1-855-669-9658 and also use the conference number 10094882. International callers should dial 1-412-317-0088 and also use the conference number 10094882. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and other one-time charges, if any.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and other one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare the Company’s operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, including interest on the term loan. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain information included in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, new products or services and other potential sources of additional revenue. These statements speak only as of the date of this release and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries; and other matters included in our SEC filings, including in our Annual Report on Form 10-K. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

TechTarget, Inc.

Consolidated Statement of Operations

(in 000’s, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenues:
Online	$25,585	$27,724	$101,827	$105,574
Events	1,085	1,680	4,798	6,252

Total revenues	26,670	29,404	106,625	111,826

Cost of revenues:
Online(1)	7,185	6,912	27,545	26,962
Events	623	899	2,672	2,941

Total cost of revenues	7,808	7,811	30,217	29,903

Gross profit	18,862	21,593	76,408	81,923
Operating expenses:
Selling and marketing(1)	10,985	10,897	44,316	43,722
Product development(1)	2,011	1,957	8,038	7,680
General and administrative(1)	2,978	3,111	12,370	12,987
Depreciation	1,097	959	4,084	3,982
Amortization of intangible assets	91	328	809	1,382

Total operating expenses	17,162	17,252	69,617	69,753

Operating income	1,700	4,341	6,791	12,170
Interest and other expense, net	(737)	(127)	(1,774)	(249)

Income before provision for income taxes	963	4,214	5,017	11,921
Provision for income taxes	873	2,245	2,598	4,735

Net income	$90	$1,969	$2,419	$7,186

Net income per common share:
Basic	$—	$0.06	$0.08	$0.22

Diluted	$—	$0.06	$0.08	$0.21

Weighted average common shares outstanding:
Basic	27,865	32,659	29,954	32,963

Diluted	28,298	33,871	30,774	34,476

(1) Amounts include stock-based compensation expense as follows:
Cost of online revenues	22	27	112	84
Selling and marketing	1,016	1,085	4,119	3,530
Product development	35	37	159	111
General and administrative	709	684	2,462	2,899

TechTarget Inc.

Consolidated Balance Sheet

(in 000’s except share and per share data, unaudited)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$18,485	$14,783
Short-term investments	10,988	10,646
Accounts receivable, net of allowance for doubtful accounts of $1,961 and $1,715 as of December 31, 2016 and 2015, respectively	22,551	26,549
Prepaid taxes	1,952	5,306
Prepaid expenses and other current assets	3,961	2,192

Total current assets	57,937	59,476
Property and equipment, net of accumulated depreciation and amortization	9,232	8,922
Long-term investments	7,801	9,262
Goodwill	93,469	93,701
Intangible assets, net of accumulated amortization	601	1,448
Deferred tax assets	139	4,210
Other assets	898	840

Total assets	$170,077	$177,859

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,100	$1,807
Current portion of term loan	6,157	—
Accrued expenses and other current liabilities	2,792	3,112
Accrued compensation expenses	698	675
Income taxes payable	122	516
Contingent consideration	—	1,326
Deferred revenue	6,079	7,595

Total current liabilities	17,948	15,031
Long-term liabilities:
Long-term portion of term loan	32,286	—
Deferred rent	2,080	2,245
Deferred tax liabilities	200	582

Total liabilities	52,514	17,858
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized; 52,601,284 shares issued and 27,495,539 shares outstanding at December 31, 2016	52	51
Treasury stock, 25,105,745 and 18,887,573 shares at December 31, 2016 and 2015, respectively, at cost	(162,731)	(113,949)
Additional paid-in capital	296,853	293,003
Accumulated other comprehensive loss	(248)	(322)
Accumulated deficit	(16,363)	(18,782)

Total stockholders’ equity	117,563	160,001

Total liabilities and stockholders’ equity	$170,077	$177,859

TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net income	$90	$1,969	$2,419	$7,186

Interest and other expense, net	737	127	1,774	249
Income tax provision	873	2,245	2,598	4,735
Depreciation	1,097	959	4,084	3,982
Amortization of purchase price adjustment	—	97	—	341
Amortization of intangible assets	91	328	809	1,382

EBITDA	2,888	5,725	11,684	17,875
Stock-based compensation expense	1,782	1,833	6,852	6,624

Adjusted EBITDA	$4,670	$7,558	$18,536	$24,499

TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and Net Income per Diluted

Share to Adjusted Net Income per Share

(in 000’s except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net income	$90	$1,969	$2,419	$7,186
Income tax provision	873	2,245	2,598	4,735

Net income before taxes	963	4,214	5,017	11,921
Amortization of intangible assets	91	328	809	1,382
Stock-based compensation	1,782	1,833	6,852	6,624
Amortization of purchase price adjustment	—	97	—	341
Foreign exchange loss and interest on term loan	760	142	1,913	302
Adjusted income tax provision*	(702)	(3,060)	(4,573)	(8,567)

Adjusted net income	$2,894	$3,554	$10,018	$12,003

Net income per diluted share	$—	$0.06	$0.08	$0.21

Weighted average diluted shares outstanding	28,298	33,871	30,774	34,476
Adjusted net income per share	$0.10	$0.10	$0.33	$0.35

Adjusted weighted average diluted shares outstanding	28,298	33,871	30,774	34,476

*	Adjusted income tax provision was calculated using our effective tax rate, excluding discrete items, for each respective period.

TechTarget, Inc.

Financial Guidance for the Three Months Ended March 31, 2017

(in 000’s, unaudited)

	For the Three Months Ended March 31, 2017
	High	Low
Total Revenues	$23,500	$22,500

Adjusted EBITDA	$2,000	$1,000

Depreciation, amortization and stock-based compensation	2,729	2,729
Interest and other expense, net	354	354
Benefit from income taxes	(433)	(833)

Net loss	$(650)	$(1,250)